UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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1347 PROPERTY INSURANCE HOLDINGS, INC.

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Maison Insurance Company is pleased to announce that we have entered into a definitive agreement with FedNat Holding Company allowing them to purchase Maison Insurance Company, Maison Managers, and our claim company, ClaimCor from our holding company 1347 Property Insurance Holdings (PIH). This transaction will allow us to build upon our brand while contributing to and benefiting from the strength of a large regional carrier like FedNat.

We are excited about the opportunities that lie ahead in all of our states and we look forward to providing our customers, and agents, with a continued high level of service and product offerings.

The transaction is conditioned upon PIH’s shareholder approval, regulatory approval and other customary closing conditions.

Please refer to the press release for additional details. We will continue to keep you apprised of any changes as they arise.

Press Release

1347 PROPERTY INSURANCE HOLDINGS, INC. ANNOUNCES SALE OF HOMEOWNERS’ INSURANCE OPERATIONS TO FEDNAT HOLDING COMPANY;

REMAINING OPERATIONS WILL BE TRANSITIONED INTO NEW GROWTH STRATEGY FOCUSED ON REINSURANCE AND INVESTMENT MANAGEMENT

Tampa, FL – February 25, 2019 – 1347 Property Insurance Holdings, Inc. (Nasdaq: PIH) (the “Company” or “1347 PIH”), today announced a definitive agreement with FedNat Holding Company (NASDAQ:FNHC) (“FedNat”) pursuant to which FedNat will acquire substantially all of 1347 PIH’s homeowners’ insurance operations, consisting of Maison Insurance Company, Maison Managers, Inc., and ClaimCor, LLC (collectively, “Maison”), in a cash and stock transaction valued at approximately $51 million. In addition, $18 million of outstanding surplus note obligations will be repaid to 1347 PIH, plus all accrued but unpaid interest. At December 31, 2018, 1347 PIH had approximately 6.0 million shares outstanding.

As a result of the transaction, 1347 PIH’s insurance operations will become wholly-owned subsidiaries of FedNat. Douglas Raucy, Chief Executive Officer of 1347 PIH and President of Maison, and Dean Stroud, Chief Underwriting Officer of 1347 PIH, are expected to become employees of FedNat as of the closing.

1347 PIH intends to maintain its NASDAQ listing and utilize the proceeds from the transaction to launch a new growth strategy focused on reinsurance, investment management and new investment opportunities. The Company intends to provide additional details on the rollout of this strategy prior to the expected closing of the transaction in the second quarter of 2019.

Mr. Kyle Cerminara, Chairman of 1347 PIH, stated, “We are pleased to announce a transaction that benefits all parties and our shareholders. We believe that FedNat represents a strong partner that will allow Maison and its policyholders an opportunity to achieve their full potential, while at the same time receiving a valuation for Maison that we felt was fair and beneficial for our shareholders. Our entire Board of Directors has significant experience and skills enabling us to leverage our expertise in reinsurance and investment management to achieve a strong return for our shareholders, and we expect to announce the details of this strategy in the coming months.”

Terms of the Transaction / Financial Details

●	The transaction has a value of approximately $51 million, plus the repayment of $18 million, plus accrued interest, for surplus notes that 1347 PIH holds as the parent company of Maison, for total cash and stock proceeds to 1347 PIH of approximately $69 million.
●	The $51 million purchase price will be comprised of a 50/50 mix of cash and stock, including the receipt of approximately 1.35 million shares of FedNat common stock, as estimated based on the closing share price of FedNat common stock on February 22, 2019, which represents less than 10% of pro forma shares outstanding. Actual shares issued to PIH will be based on the weighted-average closing share price of FedNat common stock for the 20 trading days prior to closing. The resale of the shares to be issued will be enabled through a subsequent registration statement and will be subject to a five-year Standstill Agreement.

●	At December 31, 2018, 1347 PIH had approximately 6.0 million shares outstanding. At the holding company level, 1347 PIH had approximately $3.7 million in cash at December 31, 2018, and approximately $17.5 million of 8.00% Cumulative Preferred Stock, Series A, which is currently listed on the Nasdaq Stock Market and trades under the ticker symbol “PIHPP”.
●	In addition to the purchase price, 1347 PIH will receive five-year rights of first refusal to provide reinsurance on up to 7.5% of any layer in FedNat’s catastrophe reinsurance program.
●	1347 PIH will also enter into a five-year agreement to provide investment advisory services to FedNat.
●	1347 PIH has also agreed to a non-compete for five years following the closing with respect to Alabama, Florida, Georgia, Louisiana, South Carolina and Texas. The non-compete will not prohibit 1347 PIH from entering into reinsurance contracts in the states subject to non-competition.
●	The transaction is subject to customary closing conditions, including insurance regulatory approvals as well as the affirmative vote of 1347 PIH stockholders. Certain 1347 PIH stockholders have agreed to vote in favor of the transaction, which includes a 30 day “go shop” provision for the benefit of 1347 PIH.
●	Assuming timely receipt of approvals, FedNat and 1347 PIH anticipate closing the transaction on or before June 30, 2019.
●	1347 PIH expects to retain CFO John Hill and Controller Brian Bottjer following the closing of the transaction.
●	1347 PIH expects approximately $1.5 million of anticipated closing costs.
●	1347 PIH, and not its stockholders, will receive the cash and equity consideration in the transaction, and 1347 PIH does not intend to liquidate following the closing. The Board of 1347 PIH will be reviewing all of its alternatives for the cash at the holding company including opportunities in reinsurance, investment management, new investment opportunities as well as the potential to return capital to shareholders via a buyback or dividend program.
●	Based on December 31, 2018 values and estimated closing costs and taxes, the book value per share of 1347 PIH is expected to be approximately $8.61 per share. This could change based on the operating results of the company between now and closing or if the estimated closing costs or taxes are higher or lower than expected.
●	Additional details on the transaction can be found in 1347 PIH’s current report on Form 8-K, to be filed by the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Sandler O’Neill + Partners, L.P. served as exclusive financial advisor to 1347 PIH while Thompson Hine LLP served as legal counsel.

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a specialized property and casualty insurance holding company incorporated in Delaware. The Company provides property and casualty insurance in Louisiana, Texas and Florida through its wholly-owned subsidiary Maison Insurance Company (“Maison”). The Company’s insurance offerings for customers currently include homeowners, wind and hail only, manufactured home and dwelling fire policies.

Additional Information

Additional information about 1347 Property Insurance Holding, Inc., including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, can be found at the U.S. Securities and Exchange Commission’s website at www.sec.gov, or at PIH’s corporate website: www.1347pih.com.

Forward-Looking Statements

Certain statements made in this press release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “can,” “could,” “estimate,” “expect,” “evaluate,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “view,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those in the forward-looking statements. Such risks and uncertainties include risks of disruption to the Company’s business as a result of the public announcement of the proposed transaction (the “Transaction”), the occurrence of any event, change or other circumstance that could give rise to the termination of the equity purchase agreement (the “Agreement”), an inability to complete the Transaction due to a failure to obtain the approval of the Company’s stockholders or a failure of any condition to the closing of the Transaction to be satisfied or waived by the applicable party, the extent of, and the time necessary to obtain, the regulatory approvals required for the Transaction, outcome of any litigation that the Company may become subject to relating to the Transaction, an increase in the amount of costs, fees and expenses and other charges related to the Agreement or the Transaction, risks arising from the diversion of management’s attention from the Company’s ongoing business operations, a decline in the market price for the Company’s common stock if the Transaction is not completed, a lack of alternative potential transactions if the Transaction is not completed, volatility or decline of common stock of FedNat Holding Company (the “Purchaser”) received by the Company as consideration in the Transaction, limitations on the Company’s ability to sell or otherwise dispose of Purchaser’s stock, risks of being a minority stockholder of Purchaser if the Transaction is completed, disruptions in the Company’s operations from the Transaction that prevent the Company from realizing intended benefits of the Transaction, risks associated with the Company’s inability to identify and realize business opportunities, and undertaking of any such new opportunities, following the Transaction, risks of the Company’s inability to satisfy the continued listing standards of the Nasdaq Stock Market following completion of the Transaction, as well as the other risks and uncertainties identified in filings by the Company with the Securities and Exchange Commission (the “SEC”), including its periodic reports on Form 10-K and Form 10-Q.

Any forward-looking statement speaks only as of the date of this press release and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of the Transaction. In connection with the Transaction, the Company intends to file with the SEC and furnish to the Company’s stockholders a proxy statement, in both preliminary and definitive form, and other relevant documents pertaining to the Transaction. Stockholders of the Company are urged to read the definitive proxy statement and other relevant documents carefully and in their entirety when they become available because they will contain important information about the Transaction. Stockholders of the Company may obtain the proxy statement and other relevant documents filed with the SEC (once they are available) free of charge at the SEC’s website at www.sec.gov or by directing a request to 1347 Property Insurance Holdings, Inc., 1511 N. Westshore Blvd., Suite 870, Tampa, FL 33607, Attn: John S. Hill.

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the Transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the Transaction will be set forth in the proxy statement and the other relevant documents to be filed by the Company with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, in its definitive proxy statement filed with the SEC on Schedule 14A on April 20, 2018, and in subsequent Section 16 reports.

Contact:

The Equity Group Inc.

Jeremy Hellman

Senior Associate

(212) 836-9626 / jhellman@equityny.com

1347 Property Insurance Holdings, Inc.

Kyle Cerminara

Chairman of the Board of Directors

(704) 994-8280 / kyle@fundamentalglobal.com

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the Transaction. In connection with the Transaction, the Company intends to file with the SEC and furnish to the Company’s stockholders a proxy statement, in both preliminary and definitive form, and other relevant documents pertaining to the Transaction. Stockholders of the Company are urged to read the definitive proxy statement and other relevant documents carefully and in their entirety when they become available because they will contain important information about the Transaction. Stockholders of the Company may obtain the proxy statement and other relevant documents filed with the SEC (once they are available) free of charge at the SEC’s website at www.sec.gov or by directing a request to 1347 Property Insurance Holdings, Inc., 1511 N. Westshore Blvd., Suite 870, Tampa, FL 33607, Attn: John S. Hill.

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the Transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the Transaction will be set forth in the proxy statement and the other relevant documents to be filed by the Company with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, in its definitive proxy statement filed with the SEC on Schedule 14A on April 20, 2018, and in subsequent Section 16 reports.